Exhibit 13(f)

FORM OF

EXPENSE LIMITATION AGREEMENT

between

DAILY INCOME FUND,

REICH & TANG ASSET MANAGEMENT, LLC

And

REICH & TANG DISTRIBUTORS, INC.

This EXPENSE LIMITATION AGREEMENT, dated as of March 21, 2013, between Daily Income Fund (the “Fund”), on behalf of its Money Market Portfolio, U.S. Treasury Portfolio and U.S. Government Portfolio (together, the “Portfolios”), with respect to certain classes of the Portfolios, the Fiduciary Class and the Investor Select Class (together, the “Classes”), Reich & Tang Asset Management, LLC (the “Manager”) and Reich & Tang Distributors, Inc. (the “Distributor”).

WITNESSETH:

WHEREAS, the Distributor serves as the principal underwriter to each Portfolio of the Fund pursuant to an Amended and Restated Distribution Agreement between the Distributor and the Fund, on behalf of its Portfolios, with respect to the Classes, dated as of October 30, 2000, and amended and restated on July 20, 2006, September 21, 2006, May 22, 2007, July 29, 2011, June 14, 2012 and March 21, 2013;

WHEREAS, the Distributor performs all personal shareholder servicing and related maintenance of shareholder account functions not performed by the Fund’s transfer agent pursuant to a Shareholder Servicing Agreement with the Fund, on behalf of its Portfolios, with respect to the Classes, dated October 30, 2000, as amended and restated on July 20, 2006, May 22, 2007, July 29, 2011, June 14, 2012 and March 21, 2013;

WHEREAS, the Manager serves as investment manager to the Fund, on behalf of the Portfolios, pursuant to an Investment Management Contract between the Manager and the Fund, dated as October 30, 2000, as amended on July 20, 2006; and

WHEREAS, the parties to this Agreement have determined that it is appropriate and in the best interests of the Portfolios and their shareholders to maintain the expenses of the Portfolios for Fiduciary Class shares and Investor Select Class shares at a level below the level to which each Portfolio’s Fiduciary Class shares and Investor Select Class shares would normally be subject, in order to maintain each Portfolio’s Fiduciary Class shares and Investor Select Class shares expense ratios at the total annual fund operating expenses set forth on Exhibit A, and.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

The Manager and Distributor hereby agree to limit the fees payable to them pursuant to the Distribution Agreement, Shareholder Servicing Agreement and Investment Management Contract, on behalf of the Portfolios, in order to maintain the total annual fund operating expenses of the Portfolios to not more than the amounts set forth on Exhibit A (the “Expense Cap Amounts”); provided, however, that the Manager will only be required to limit its fees pursuant to the Expense Limitation Agreement to the extent that any waiver of fees by the Distributor under the Distribution Agreement and Shareholder Servicing Agreement is not sufficient to maintain the Expense Cap Amounts; and

In addition to the above-mentioned Expense Cap Amounts, the Manager and Distributor hereby agree to waive fees and/or reimburse expenses in order to maintain a minimum net yield of 0.03% for the Fiduciary Class and Investor Select Class of the Money Market Portfolio, for so long as the Money Market Portfolio’s gross yield is greater than 0.23%; a minimum net yield of 0.01% for the Fiduciary Class and Investor Select Class of the U.S. Treasury Portfolio, for so long as the U.S. Treasury Portfolio’s gross yield is greater than 0.12%; and a minimum net yield of 0.02% for the Fiduciary Class and Investor Select Class of the U.S. Government Portfolio, for so long as the U.S. Government Portfolio’s gross yield is greater than 0.22%; provided, however, that the Manager will only be required to waive its fees or reimburse expenses to the extent that any waiver of fees or reimbursement of expenses by the Distributor under the Distribution Agreement and Shareholder Servicing Agreement is not sufficient to maintain the minimum net yields described above.

This Agreement becomes effective on July [    ], 2013 and shall remain in effect for two years thereafter. This Agreement shall terminate automatically upon the termination of the Investment Management Contract.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

DAILY INCOME FUND

Money Market Portfolio

U.S. Treasury Portfolio

U.S. Government Portfolio

By:
Name: Michael Lydon
Title: Trustee

REICH & TANG ASSET MANAGEMENT, LLC

By:
Name: Richard De Sanctis
Title: Executive Vice President Chief Operating Officer

REICH & TANG DISTRIBUTORS, INC.

By:
Name:
Title:

Exhibit A

DAILY INCOME FUND

Name of Portfolio	Total Annual Operating Expenses

Money Market Portfolio	0.50% Fiduciary Class 0.75% Investor Select Class

U.S. Treasury Portfolio	0.50% Fiduciary Class 0.75% Investor Select Class

U.S. Government Portfolio	0.50% Fiduciary Class 0.75% Investor Select Class